EXHIBIT 23.2
                      CONSENT OF JOHN M. SIRIUNAS P.ENG





                         John N. Siriunas, P.Eng.

               25 3rd Side Road, Milton, ON, Canada L9T 2W5
            Tel: 416-570-9271 E-mail: sidus@gofta-be-mined.com

17 January, 2003

Waterloo Ventures Inc.,
1066 West Hastings  Street,
Suite 2100,
Vancouver, BC
V6E 3X2

Dear Sir:

This letter will constitute my permission for Waterloo Ventures Inc. to use my report of July 1, 2002, entitled "Report on the East Red Rock Property, Scadding Township, District of Sudbury, Ontario" and prepared for Terry Loney, for any purposes normal to the business of Waterloo Ventures Inc. including any prospectus discussion of the report and to the report and/or myself being named in any registration statements.

Yours truly,

/s/ John M. Siriunas, P.Eng.